EXHIBIT 99.1
                                                                    ------------

                        AMENDMENT TO EMPLOYMENT AGREEMENT


         This Amendment is made this 9th day of September, 2005, by and between Interline Brands, Inc., a New Jersey Corporation ("Company"), whose address is 801 West Bay Street, Jacksonville, Florida 32204 and William R. Pray ("Executive").

         WHEREAS, the Executive is currently an employee of the Company; and

         WHEREAS, the Company and the Executive desire to amend and restate the employment agreement entered into by, and between the parties, dated as of December 15, 2004 ("Agreement"); and

         WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to provide for the continued employment of the Executive by the Company and to amend the Agreement; and

         WHEREAS, the Executive is willing to accept and continue his employment on the terms hereinafter set forth in this Amendment;

         NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1. Section 4 of the Agreement entitled "BONUS" is hereby deleted in its entirety and shall be replaced with the following provisions and incorporated into the Agreement as the new and substituted Section 4:

               "4. BONUS. With respect to each calendar year during the Employment Term, the Executive shall be eligible to earn an annual bonus award with a target of 50% percent of the Base Salary, based upon and subject to the terms of any bonus program established by the Board or a committee thereof from time to time.

2. Except as modified or amended herein, the Agreement remains in full force and effect. Nothing contained herein invalidates or shall impair or release any covenant, condition or stipulation in the Agreement, and the same, except as herein modified and amended, shall continue in full force and effect.

3. This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one Agreement. The parties specifically agree that facsimile signatures are acceptable and permitted and shall be considered original and authentic. Each party executing this Amendment represents that such party has the full authority and legal power to do so.


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IN WITNESS WHEREOF, the parties hereto have executed this Amendment, which is effective as of the date first above written.

INTERLINE BRANDS, INC.                          EXECUTIVE


By: /s/ Michael J. Grebe                        /s/ William R. Pray
    -------------------------------             -----------------------------
             (Signature)                                  (Signature)

Name:  Michael J. Grebe                         Name:  William R. Pray
Title: President and CEO                        Title: Senior Vice President
Date:  September 9, 2005                        Date:  September 9, 2005